Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Reports Financial Results for the Fourth Quarter and Fiscal Year 2013

Annual Revenue Increased 19% to a Record $1.4 Billion
Annual Net Income Increased 96% to $86.9 Million

DURHAM, N.C., August 13, 2013 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced revenue of $375.0 million for its fourth quarter of fiscal 2013, ended June 30, 2013. This represents a 22% increase compared to revenue of $306.8 million reported for the fourth quarter of fiscal 2012, and a 7% increase compared to the third quarter of fiscal 2013. GAAP net income for the fourth quarter was $28.2 million, or $0.23 per diluted share, an increase of 182% year-over-year compared to GAAP net income of $10.0 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2012. On a non-GAAP basis, net income for the fourth quarter of fiscal 2013 was $45.6 million, or $0.38 per diluted share, an increase of 56% year-over-year compared to non-GAAP net income for the fourth quarter of fiscal 2012 of $29.2 million, or $0.25 per diluted share.

For fiscal year 2013, Cree reported revenue of $1.39 billion, which represents a 19% increase compared to revenue of $1.16 billion for fiscal 2012. GAAP net income was $86.9 million, or $0.74 per diluted share, an increase of 96% compared to $44.4 million, or $0.39 per diluted share, for fiscal 2012. On a non-GAAP basis, net income for fiscal year 2013 was $155.4 million, or $1.32 per diluted share, an increase of 42% compared to $109.2 million, or $0.95 per diluted share, for fiscal 2012. Cree generated $285.2 million of operating cash flow and $186.9 million of free cash flow (cash flow from operations less capital expenditures) during fiscal 2013.

"Our fiscal fourth quarter was a strong finish to a great year, with record revenue and good earnings growth in line with our targets," stated Chuck Swoboda, Cree Chairman and CEO. "Total company backlog is ahead of this point last quarter and we are targeting solid growth in LED lighting in Q1. Our new products have opened new applications, improved payback, and fueled growth in LED lighting. We remain focused on driving mass adoption and our goal of 100% upgrade to LED lighting."

Q4 2013 Financial Metrics
(in thousands, except per share amounts and percentages)

	Fourth Quarter
	2013	2012	Change
	(unaudited)	(unaudited)
Revenue, net	$375,009	$306,759	$68,250	22%
GAAP
Gross margin	37.5%	34.8%
Operating margin	8.2%	2.8%
Net income	$28,242	$10,026	$18,216	182%
Earnings per diluted share	$0.23	$0.09	$0.14	156%
Non-GAAP
Gross margin	38.2%	36.3%
Operating margin	13.7%	9.8%
Net income	$45,645	$29,194	$16,451	56%
Earnings per diluted share	$0.38	$0.25	$0.13	52%

•	Gross margin decreased 60 basis points from Q3 of fiscal 2013 to 37.5% on a GAAP basis, and decreased 60 basis points to 38.2% on a non-GAAP basis.

•	Cash and investments increased by $86.9 million from Q3 of fiscal 2013 to $1.0 billion.

•	Accounts receivable, net increased by $10.6 million from Q3 of fiscal 2013 to $192.5 million, with days sales outstanding of 46.

•	Inventory increased by $1.3 million from Q3 of fiscal 2013 to $197.0 million and represents 76 days of inventory.

Recent Business Highlights:

•
Introduced our new XSPR™ LED Residential Street Light, a breakthrough in LED outdoor lighting as the first $99 LED street light that is targeted to compete head to head with low-cost traditional street lights in residential applications;

•	Introduced our new UR Series LED Upgrade Kit that can deliver payback in less than two years and makes upgrading to LED lighting from linear fluorescent lamps simple and easy;

•	Released the XLamp® XH Series LEDs, the first family of mid-power, ceramic LEDs that offer no-compromise performance and reliability;

•	Launched the Cree® LED BR30 Flood Light, an extension of our series of LED bulbs designed to help accelerate the consumer lighting revolution by saving money and reducing energy consumption;

•
Expanded the industry-leading CXA LED family with new 95-CRI options. Delivering up to twice the efficacy of equivalent-CRI LED light sources, the new CXA options deliver halogen-like color and push the boundaries of lighting-class performance;

•
Announced that the University of North Carolina General Administration has selected high-performing lighting by Cree as part of its ongoing efforts to reduce energy usage by at least $25 million over seven years.

Business Outlook:

For its first quarter of fiscal 2014 ending September 29, 2013, Cree targets revenue in a range of $380 million to $400 million, with GAAP gross margin targeted to be 38.5%+/- and non-GAAP gross margin targeted to be 39%+/-. Our GAAP gross margin targets include stock-based compensation expense of approximately $2.2 million, while our non-GAAP targets do not. Operating expenses are targeted to increase by approximately $3 million sequentially on both a GAAP and non-GAAP basis. The tax rate is targeted at 23.0% for the first quarter of fiscal 2014. GAAP net income is targeted at $28 million to $34 million, or $0.23 to $0.28 per diluted share. Non-GAAP net income is targeted in a range of $44 million to $50 million, or $0.36 to $0.41 per diluted share. The GAAP and non-GAAP net income targets are based on an estimated 122.4 million diluted weighted average shares. Targeted non-GAAP earnings exclude expenses related to the amortization of acquired intangibles and stock-based compensation expense of $0.13 per diluted share.

Quarterly Conference Call:

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fourth quarter and fiscal year 2013 results and the fiscal first quarter 2014 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree's website at investor.cree.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Cree's website at investor.cree.com/results.cfm.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting, and semiconductor products for power and radio frequency (RF) applications.

Cree's product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree's products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release highlights the company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses which are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 24, 2012, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree®, the Cree logo and XLamp® are registered trademarks, and XSPR™ is a trademark, of Cree, Inc.

CREE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Year Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012

Revenue, net	$375,009	$306,759	$1,385,982	$1,164,658
Cost of revenue, net	234,284	199,856	862,722	755,196
Gross profit	140,725	106,903	523,260	409,462
Gross margin percentage	37.5%	34.8%	37.8%	35.2%

Operating expenses:
Research and development	39,365	36,921	155,889	143,357
Sales, general and administrative	61,696	52,303	236,581	197,092
Amortization of acquisition-related intangibles	7,715	7,614	30,823	26,274
Loss on disposal or impairment of long-lived assets	1,088	1,393	3,473	3,481
Total operating expenses	109,864	98,231	426,766	370,204

Operating income	30,861	8,672	96,494	39,258
Operating income percentage	8.2%	2.8%	7.0%	3.4%

Other non-operating income, net	2,685	1,574	11,063	8,389
Income from operations before income taxes	33,546	10,246	107,557	47,647
Income tax expense	5,304	220	20,632	3,235
Net income	$28,242	$10,026	$86,925	$44,412

Diluted earnings per share	$0.23	$0.09	$0.74	$0.39

Shares used in diluted per share calculation	121,081	116,243	117,979	115,225

CREE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	June 24, 2012
	(unaudited)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,023,915	$744,513
Accounts receivable, net	192,507	152,258
Inventories	197,001	188,849
Deferred income taxes	26,125	21,744
Prepaid expenses and other current assets	76,218	56,917
Total current assets	1,515,766	1,164,281
Property and equipment, net	542,833	582,461
Intangible assets, net	357,525	376,075
Goodwill	616,345	616,345
Other assets	19,941	8,336
Total assets	$3,052,410	$2,747,498

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$121,441	$78,873
Accrued salaries and wages	41,407	29,837
Income taxes payable	1,315	3,834
Other current liabilities	43,248	36,633
Total current liabilities	207,411	149,177

Long-term liabilities:
Deferred income taxes	25,504	15,609
Other long-term liabilities	12,843	22,695
Total long-term liabilities	38,347	38,304

Shareholders’ equity:
Common stock	148	144
Additional paid-in-capital	2,025,764	1,861,502
Accumulated other comprehensive income, net of taxes	8,244	11,133
Retained earnings	772,496	687,238
Total shareholders’ equity	2,806,652	2,560,017
Total liabilities and shareholders’ equity	$3,052,410	$2,747,498

CREE, INC.
FINANCIAL RESULTS BY OPERATING SEGMENT
(in thousands, except percentages)
(unaudited)

The following table reflects the results of the Company's reportable segments as reviewed by the Company's Chief Executive Officer, its Chief Operating Decision Maker or CODM, for the three months and year ended June 30, 2013 and the three months and year ended June 24, 2012. The Company does not review inter-segment revenue when evaluating segment performance and allocating resources to each segment. As such, total segment revenue is equal to the Company's consolidated revenue.

	Three Months Ended
	June 30, 2013	June 24, 2012	Change
LED Products revenue	$217,413	$185,040	$32,373	17%
LED Products percent of revenue	58%	60%
Lighting Products revenue	133,643	100,768	32,875	33%
Lighting Products percent of revenue	36%	33%
Power and RF Products revenue	23,953	20,951	3,002	14%
Power and RF Products percent of revenue	6%	7%
Total revenue	$375,009	$306,759	$68,250	22%

	Year Ended
	June 30, 2013	June 24, 2012	Change
LED Products revenue	$801,483	$756,924	$44,559	6%
LED Products percent of revenue	58%	65%
Lighting Products revenue	495,089	334,704	160,385	48%
Lighting Products percent of revenue	36%	29%
Power and RF Products revenue	89,410	73,030	16,380	22%
Power and RF Products percent of revenue	6%	6%
Total revenue	$1,385,982	$1,164,658	$221,324	19%

	Three Months Ended
	June 30, 2013	June 24, 2012	Change
LED Products gross profit	$99,268	$72,323	$26,945	37%
LED Products gross margin	45.7%	39.1%
Lighting Products gross profit	33,498	30,879	2,619	8%
Lighting Products gross margin	25.1%	30.6%
Power and RF Products gross profit	12,874	10,081	2,793	28%
Power and RF Products gross margin	53.7%	48.1%
Unallocated costs	(4,915)	(6,380)	1,465	(23)%
Consolidated gross profit	$140,725	$106,903	$33,822	32%
Consolidated gross margin	37.5%	34.8%

	Year Ended
	June 30, 2013	June 24, 2012	Change
LED Products gross profit	$344,649	$290,642	$54,007	19%
LED Products gross margin	43.0%	38.4%
Lighting Products gross profit	148,947	103,396	45,551	44%
Lighting Products gross margin	30.1%	30.9%
Power and RF Products gross profit	48,127	32,051	16,076	50%
Power and RF Products gross margin	53.8%	43.9%
Unallocated costs	(18,463)	(16,627)	(1,836)	11%
Consolidated gross profit	$523,260	$409,462	$113,798	28%
Consolidated gross margin	37.8%	35.2%
Reportable Segments Description
The Company's LED Products segment includes LED components, LED chips, and SiC materials. The Company's Lighting Products segment consists of both LED and traditional lighting systems, with its primary focus on LED lighting. The Company's Power and RF Products segment includes power devices and RF devices.
Financial Results by Reportable Segment
The Company's CODM reviews gross profit as the lowest and only level of segment profit. As such, all items below gross profit in the consolidated statements of income must be included to reconcile the consolidated gross profit presented in the preceding table to the Company's consolidated income before taxes.
The Company allocates direct costs and indirect costs to each segment's cost of revenue. The allocation methodology is based on a reasonable measure of utilization considering the specific facts and circumstances of the cost being allocated.
Certain costs are not allocated when evaluating segment performance. These unallocated costs consist primarily of expenses related to manufacturing employees, such as stock-based compensation, expenses for profit sharing and quarterly or annual incentive plans, matching contributions under the Company's 401(k) Plan and acquisition related costs.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP gross margin, non-GAAP operating expenses and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release. In this press release, Cree also presents its target for non-GAAP expenses, which is expenses less stock-based compensation expense, charges for amortization or impairment of acquired intangibles, acquisition finished goods inventory step-up, acquisition inventory write-off, and acquisition costs.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.
Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the company's current financial performance and the company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include stock-based compensation expense or amortization or impairment of acquired intangible assets, and the income taxes associated with the foregoing, and also do not include acquisition finished goods inventory step-up, acquisition inventory write-off, and acquisition costs. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the company's financial results.
As described above, Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP. Cree excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Amortization or impairment of acquired intangible assets. Cree incurs amortization or impairments of acquired intangible assets in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the ongoing operating results of Cree's business.
Ruud Lighting Finished Goods Inventory Step-up. The inventory purchased as part of the Ruud Lighting acquisition was recorded at fair value at the time of the acquisition. In particular, the finished goods inventory was valued at the anticipated customer sales price less cost to sell, which is higher than the cost to produce the finished goods. Cree refers to the difference between the fair value and cost to produce as the Ruud Lighting finished goods inventory step-up. Cree excludes this inventory step-up item as Cree does not believe this step-up value is reflective of ongoing operating results.

Acquired Inventory write-off. Cree acquired certain inventory with the Ruud acquisition that has been determined to be not usable. Cree excludes this expense as Cree does not believe this inventory write-off is reflective of the ongoing operating results.
Ruud Lighting Acquisition Cost. Cree incurred expenses directly related the acquisition of Ruud Lighting. These expenses include auditor fees, investment banking fees, legal fees and other consulting fees incurred to conclude the acquisition. Cree excludes these expenses as they bear no direct correlation to the current operating results and are not reflective of the ongoing operating results.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Cree expects to incur stock-based compensation expense and amortization of acquired intangible assets in future periods, including income taxes associated with all of the foregoing. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights. Cree considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three Months Ended		Year Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
GAAP gross profit	$140,725	$106,903	$523,260	$409,462
GAAP gross margin percentage	37.5%	34.8%	37.8%	35.2%
Adjustments:
Stock-based compensation expense	2,514	2,281	9,389	7,712
Acquired inventory write-off	—	2,228	—	2,228
Ruud Lighting finished goods inventory step-up	—	—	—	1,482
Non-GAAP gross profit	$143,239	$111,412	$532,649	$420,884
Non-GAAP gross margin percentage	38.2%	36.3%	38.4%	36.1%

Non-GAAP Operating Income

	Three Months Ended		Year Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
GAAP operating income	$30,861	$8,672	$96,494	$39,258
GAAP operating income percentage	8.2%	2.8%	7.0%	3.4%
Adjustments:
Stock-based compensation expense	12,955	11,509	53,899	46,393
Amortization of acquisition-related intangible assets	7,715	7,613	30,823	26,274
Acquired inventory write-off	—	2,228	—	2,228
Ruud Lighting acquisition costs	—	—	—	3,069
Ruud Lighting finished goods inventory step-up	—	—	—	1,482
Total adjustments to GAAP operating income	20,670	21,350	84,722	79,446
Non-GAAP operating income	$51,531	$30,022	$181,216	$118,704
Non-GAAP operating income percentage	13.7%	9.8%	13.1%	10.2%

Non-GAAP Net Income

	Three Months Ended		Year Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
GAAP net income	$28,242	$10,026	$86,925	$44,412
Adjustments:
Stock-based compensation expense	12,955	11,509	53,899	46,393
Amortization of acquisition-related intangible assets	7,715	7,613	30,823	26,274
Acquired inventory write-off	—	2,228	—	2,228
Ruud Lighting acquisition costs	—	—	—	3,069
Ruud Lighting finished goods inventory step-up	—	—	—	1,482
Total adjustments to GAAP net income before provision for income taxes	20,670	21,350	84,722	79,446
Income tax effect *	(3,267)	(2,182)	(16,266)	(14,620)
Non-GAAP net income	$45,645	$29,194	$155,381	$109,238

Earnings per share
Non-GAAP diluted net income per share	$0.38	$0.25	$1.32	$0.95

Shares used in diluted net income per share calculation
Non-GAAP shares used	121,081	116,243	117,979	115,225
*Estimated income tax effect is based upon the Company's overall consolidated effective tax rate for the given period.

Free Cash Flow

	Three Months Ended		Year Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Cash flow from operations	$61,164	$71,703	$285,234	$242,280
Less: PP&E spending	(22,062)	(19,809)	(77,468)	(95,015)
Less: Patents spending	(5,064)	(5,245)	(20,858)	(17,204)
Total free cash flow	$34,038	$46,649	$186,908	$130,061